Exhibit 99

News Release

For Immediate Release May 6, 2008	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2008 FIRST QUARTER RESULTS

•	REVENUES INCREASE $10.4 MILLION ON 20% MORE OPERATING DAYS

•	STRENGTH IN EARLY SEASON PASS SALES

SANDUSKY, OHIO, May 6, 2008 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 30, 2008. Historically, first quarter results represent less than 5% of the Company’s full-year revenues.

Net revenues for the first quarter increased $10.4 million, or 35%, to $40.4 million from $30.0 million in 2007. Operating results for the fiscal first quarter of 2008 reflect five additional calendar days compared to last year’s first quarter. In addition, 2008 first quarter results benefited from an early Easter/Spring Break season which fell during the second quarter in 2007.

“As part of our strategy for expanding the operating season at the newly acquired parks, several of which are located in warmer climates, we were able to open both Kings Dominion and California’s Great America a week earlier than in prior years to take advantage of the early spring holiday,” said Dick Kinzel, chairman, president and chief executive officer. In total, the number of park operating days in the first quarter increased by 41 days when compared with the first quarter of 2007. Of the additional park operating days, 22 are attributable to the earlier park openings and the remaining 19 days are related to having five extra days in the quarter compared to last year.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Company’s seasonal amusement and water parks, and daily operations at Knott’s Berry Farm, Castaway Bay and Star Trek: The Experience. The operating loss for the first quarter increased to $56.4 million from $50.9 million in 2007, primarily the result of the additional five days in the current fiscal quarter. This increase was slightly offset by the earlier park openings and a reduction in costs at our Geauga Lake property which will operate exclusively as a water park in 2008. “Only six of our 18 properties were in operation at the end of the first quarter. The other parks, including our largest parks: Cedar Point and Kings Island, located in Ohio, and Canada’s Wonderland in Toronto, were in the final stages of preparing to open for their operating seasons in April and May,” explained Kinzel. “These pre-season operating costs were in-line with our expectations for the quarter.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2008 First Quarter Results

May 6, 2008

Interest expense for the first quarter decreased 2% to $32.8 million compared with $33.4 million in 2007, the net result of lower rates on the Company’s debt offset by an extra five days of interest expense in the current quarter. A net credit for taxes of $44.8 million was recorded to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes during the first quarter of 2008 compared with a net credit for taxes of $29.3 million in the same period a year ago.

After interest expense and provision for taxes, the net loss for the first quarter ended March 30, 2008, totaled $43.8 million, or $0.81 per diluted limited partner unit. For the first quarter ended March 25, 2007, the Company reported a net loss of $55.1 million, or $1.02 per diluted limited partner unit.

Cash and Liquidity

“We ended the first quarter of 2008 in sound financial condition in terms of both liquidity and cash flow,” said Kinzel. As of March 30, 2008, the Company had $1.7 billion of variable-rate debt and $137.8 million in borrowings under its revolving credit facilities. Of the total term debt, $17.5 million is scheduled to mature within the next twelve months. Kinzel also noted that credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and regular quarterly cash distributions for the foreseeable future.

2008 Operating Season

Commenting on the upcoming season Kinzel said, “While the first quarter is not a meaningful part of our full-year financial performance, we are hopeful that early-season trends will continue into the summer. We have made a concentrated effort to add value to our season pass offerings, and as a result sales are trending ahead of last year in both average unit price and total passes sold. We also have a strong capital program in place for 2008 that features a variety of new shows and attractions across all of our parks, including five roller coasters, three thrill rides and 18 new live shows.”

To date the Company has seven of its ten seasonal amusement parks in operation and Cedar Point and Valleyfair are scheduled to open this weekend. “It is no secret that the broader economy is not as healthy as it could be. This is something we have been dealing with on a regional basis in the Midwest for several years now with some good success. We believe our high quality parks and resorts will continue to fulfill the need for entertainment with families that don’t want to travel long distances for vacation. Our employees have worked hard to prepare the parks for opening and the feedback from customers has been very positive. We are hopeful the outstanding value we offer in a full day of entertainment will prove to be desirable this season and for many years to come,” concluded Kinzel.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2008 First Quarter Results

May 6, 2008

The company will host a conference call with analysts today, May 6, 2008, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Tuesday, May 6, 2008, until 11:59 p.m. ET, Tuesday, May 20, 2008. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 3870676.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s Northern Region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract. Also included in that region is Star Trek: The Experience, a Las Vegas-based interactive adventure.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Company to combine the operations and take advantage of growth, savings and synergy opportunities.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

FIRST QUARTER

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	3/30/08	3/25/07	3/30/08	3/25/07
Net revenues:
Admissions	$17,599	$11,332	$558,412	$462,288
Food, merchandise and games	17,696	13,973	363,778	309,105
Accommodations and other	5,107	4,694	75,186	66,050

Total net revenues	40,402	29,999	997,376	837,443
Cash operating costs and expenses	90,493	76,378	660,501	549,198

Adjusted EBITDA (a)	(50,091)	(46,379)	336,875	288,245
Depreciation and amortization	6,183	4,318	132,488	91,547
Impairment loss on fixed assets	—	—	54,898	—
Equity-based compensation	130	185	521	390

Operating income (loss)	(56,404)	(50,882)	148,968	196,308
Interest expense	32,801	33,405	144,883	115,358
Loss on early extinguishment of debt	—	—	—	4,697
Other (income) expense	(615)	120	(1,470)	(799)

Income (loss) before taxes	(88,590)	(84,407)	5,555	77,052
Provision (credit) for taxes	(44,808)	(29,283)	(1,296)	18,195

Net income (loss)	$(43,782)	$(55,124)	$6,851	$58,857

Weighted average units outstanding - diluted	54,330	54,129	55,088	54,892

Per limited partner unit:
Net income (loss) - diluted	$(0.81)	$(1.02)	$0.12	$1.07
Cash distributions declared	$0.475	$0.47	$1.90	$1.88

Balance Sheet Data:
Total assets	$2,475,263	$2,530,747
Total debt	1,856,616	1,883,425
Total partners' equity	175,321	326,148

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and certain other non-cash costs. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. We believe that adjusted EBITDA is a meaningful measure of park-level operating profitability because we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair Entertainment Company website at www.cedarfair.com.